Exhibit 5.1

505 Montgomery Street, Suite 2000 San Francisco, California 94111-6538 Tel: +1.415.391.0600 Fax: +1.415.395.8095 www.lw.com

FIRM / AFFILIATE OFFICES

Barcelona	New Jersey

Brussels	New York

Chicago	Northern Virginia

Dubai	Orange County

Frankfurt	Paris

Hamburg	Rome

Hong Kong	San Diego

London	San Francisco

Los Angeles	Shanghai

Madrid	Silicon Valley

Milan	Singapore

Moscow	Tokyo

Munich	Washington, D.C.

March 2, 2012

Waste Connections, Inc.

Waterway Plaza Two

10001 Woodloch Forest Drive, Suite 400

The Woodlands, TX 77380

Re:	Registration Statement No. 333-179724;

12,000,000 shares of Common Stock, par value $0.01 per share

Ladies and Gentlemen:

We have acted as special counsel to Waste Connections, Inc., a Delaware corporation (the “Company”), in connection with the sale to Morgan Stanley & Co. LLC (the “Underwriter”) by the Company of 12,000,000 shares (the “Shares”) of common stock of the Company, par value $0.01 per share (the “Common Stock”), pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on February 27, 2012 (Registration No. 333-179724) (as so filed and as amended, the “Registration Statement”), a base prospectus dated February 27, 2012 (the “Base Prospectus”), a prospectus supplement dated February 27, 2012, filed with the Commission pursuant to Rule 424(b) under the Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), and an underwriting agreement dated February 27, 2012 between the Underwriter and the Company (the “Underwriting Agreement”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the general corporation law of the state of Delaware and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the issue and sale of the Shares have been duly authorized by all necessary corporate action of the Company, and when issued by the Company against payment therefor in the circumstances contemplated by the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

March 2, 2012

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K filed March 2, 2012 and to the reference to our firm in the Prospectus under the heading “Validity of the Securities.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP